UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK


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                                            x      Chapter 11
In re
                                            :      Case No. 01-16034 (AJG)
ENRON CORP., ET AL.,
                                            :
                                                   Jointly Administered
                                            :
                           Debtors.         x
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ORDER AUTHORIZING CONTINUED USE OF EXISTING BANK ACCOUNTS, CASH MANAGEMENT
SYSTEM, CHECKS AND BUSINESS FORMS

          Upon consideration of the motion ("Motion") filed by Enron Corp. and certain of its affiliated entities, as debtors and debtors in possession, seeking entry of an order authorizing the Debtors' continued use of their existing bank accounts, cash management system, checks and business forms; and it appearing that the Court has jurisdiction to consider this Motion; and it appearing that the relief requested is in the best interest of the Debtors, their estates and creditors; and it appearing that due notice of the Motion has been given and no other or further notice need be given; and upon the proceedings before the Court; and good and sufficient cause appearing;

          IT IS HEREBY ORDERED THAT:

          1. The Motion is granted.

          2. The Debtors are authorized to: (a) continue all processes necessary to close all accounts of the Enron Companies maintained at Bank of America, (b) maintain and continue to use any or all of their existing bank accounts in the names and with the account numbers existing immediately prior to their chapter 11 cases; provided, however, that the Debtors reserve the right to close some or all of their


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prepetition bank accounts and open new debtor in possession accounts; (c)
deposit funds in and withdraw funds from any such accounts by all usual means including, but not limited to, checks, wire transfers, automated clearinghouse transfers, electronic funds transfers and other debits; and (d) treat their prepetition bank accounts (and any accounts opened postpetition) for all purposes as debtor in possession accounts.

          3. All of the banks with which the Debtors maintain Bank Accounts are authorized (a) to continue to maintain, service and administer such accounts in accordance with the terms of any agreements governing such accounts and (b) to rely on representations of the Debtors as to which checks, wires or ACH transfers issued or dated prior to the Petition Date (i) may not be paid by law or (ii) are permitted to be paid pursuant to Orders of this Court. Such banks shall have no liability to any party for relying on the directions of the Debtors as provided for herein.

          4. Except as otherwise required by any applicable cash collateral or postpetition financing orders or the DIP Credit Agreement, the Debtors are authorized to continue to utilize the cash management system as described in the Motion. Accordingly, except as required by the DIP Credit Agreement, the Debtors are not required to establish separate accounts for cash collateral and/or tax payments. Further, the Debtors are authorized to pay any costs or expenses associated with the maintenance of their existing cash management system.

          5. The Debtors are authorized to use their existing check stock, and business form stock, rather than obtain new stock reflecting their status as debtors in possession and listing the chapter 11 case numbers under which these cases are being jointly administered; provided, however, that, as soon as practicable, the Debtors shall


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manually imprint the legend "debtor in possession" on existing checks, and provided, further, that if the check stock or the business forms stock is depleted, then the Debtors shall obtain new check stock and/or business forms stock reflecting their status as debtors in possession.

DATED:   New York, New York
         December 3, 2001

                                                /s/ Arthur J. Gonzalez
                                                ----------------------
                                                UNITED STATES BANKRUPTCY JUDGE